EXHIBIT 10.35

LOAN AGREEMENT
THIS LOAN AGREEMENT (the “Agreement”) is made and entered into this 31st day of January, 2011 (the “Effective Date”), by and between Enerfund, LLC, a Florida limited liability company (“Enerfund”), and Music1, LLC, a Florida limited liability company (“Music1”).

WHEREAS, Enerfund wishes to make a loan to Music1, pursuant to the terms and conditions contained in this Agreement, and Music1 wishes to borrow funds from Enerfund pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the following premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.           Loan. Enerfund agrees to make a loan in the amount of One hundred twenty-eight thousand eight hundred eighty-nine and 80/100 U.S. Dollars ($128,889.80) (the “Loan Amount”) to Music1 in accordance with the provisions hereof.

2.           Funding of Loan.  On or before the Effective Date, Enerfund will disburse the Loan Amount by one or more wire transfers of immediately available funds to Music1.  The date upon which each such wire transfer is completed will be a “Funding Date.”

(a)              Music1 funding instructions: bank transfer using Bank of America Direct banking system.

3.           Interest.  From the Funding Date the Loan Amount shall accrue interest at the rate of 5% per annum and shall be repaid on the Maturity Date (as defined below).  Accrued interest will be paid on December 31 of each year during the Term of the loan.

4.           Loan Repayment.  Music1 shall repay the Loan Amount, and any interest accrued and unpaid thereon on the third anniversary of the Funding Date (the “Maturity Date”).  Music1 shall be entitled to prepay the Loan Amount fully or partially at any time without penalty or charge; provided that any such prepayment amount shall be applied first to the payment of any interest accrued on the Loan Amount and outstanding by the date of such prepayment and second to the repayment of the Loan Amount.

5.           Collateral.  None

6.           Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Loan Agreement:

(a)           Voluntary Bankruptcy or Insolvency Proceedings.  Music1 shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(b)           Involuntary Bankruptcy or Insolvency Proceedings.  Music1 seeks the appointment of a receiver, trustee, liquidator, or custodian of Music1 or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Music1 or the debts thereof under any bankruptcy, insolvency, or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(c)           Failure to Pay Loan Amount or Interest when Due.  Music1 fails to pay the Loan Amount and/or accrued interest when due and payable and such failure continues for sixty (60) business days from the date of receipt of written notice of such failure.

If payment is not received in sixty (60) calendar days following demand by Enerfund then an Event of Default shall be deemed to have occurred and Enerfund may accelerate repayment of the Loan Amount and may take any actions to obtain repayment of principal, interest and costs associated with any collection effort.

7.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within such state.

8.           Arbitration.

(a)              The Parties hereby submit to the exclusive jurisdiction of the American Arbitration Association (AAA). Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled exclusively by arbitration by a panel of one (1) arbitrator under the Commercial Rules of the AAA and the appointing authority shall be the AAA. The English language shall be used as the written and spoken language for the arbitration and all matters connected with all references to arbitration.

(b)              Each Party hereby irrevocably waives any right it may have to object to an action being brought in the AAA, to claim that the claim has been brought in an inconvenient forum or to claim that the AAA does not have exclusive jurisdiction, provided that proceedings may be brought in another jurisdiction in order to enforce a judgment of the courts of the AAA.

9.           Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a business day, in which case such delivery will be deemed to be made on the next succeeding business day and (ii) on the next business day after timely delivery to a reputable overnight courier, to the parties at the following addresses:

(a)    If to Enerfund, to:

Enerfund, LLC
1450 S. Miami Ave
Miami, FL  33130

Attn.:  Mike Zoi
Fax:    888-567-0701

or to such other Person or address as Enerfund shall furnish by notice to the other parties in writing.

(b)     If to Music1, to:

Music1, LLC
Attention: Dmitry Kozko
1450 S. Miami Ave
Miami, FL 33130
Email: dkozko@gmail.com

10.           Attorneys Fees.  In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

11.           U.S. Dollar Denominated. Except where specifically provided otherwise, all transactions herein shall be in U.S. Dollars.

12.           Entire Understanding. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof. No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

13.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission.

14.           Assignment. Upon the transfer of the debt pursuant to this Agreement or any portion thereof, the rights of Enerfund hereunder with respect to the debt or portion thereof so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a party to this Agreement as though an original signatory hereto, as long as: (i) Music1 is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee, and (ii) the transferee agrees in writing with Music1 to be bound by all of the provisions hereof.

15.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

16.           Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Music1, LLC	Enerfund, LLC

By: /s/ Dmitry Kozko	By: /s/ Mike Zoi
Name: Dmitry Kozko	Name: Mike Zoi
Title: Member	Title: Managing Member